Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181500

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 1, 2012)

U.S.$1,050,000,000

Federative Republic of Brazil

4.25% Global Bonds due 2025

Brazil will pay interest on the global bonds on January 7 and July 7 of each year, commencing on January 7, 2015. The global bonds will mature on January 7, 2025.

Brazil may redeem the global bonds before maturity, at par plus the Make-Whole Amount and accrued interest, as described in the section entitled “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be a further issuance of, and will be consolidated to form a single series with, the U.S.$3,250,000,000 aggregate principal amount of Brazil’s outstanding 4.25% Global Bonds due 2025 issued on November 1, 2013. The total aggregate principal amount of the previously issued global bonds and the global bonds now being issued will be U.S.$4,300,000,000, subject to further increase as described herein.

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to April 28, 2003. Under these provisions, which are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Brazil may amend the payment provisions of the global bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market.

See “Risk Factors” beginning on page S-7 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Global Bond	Total
Public offering price (1)	103.050%	U.S.$	1,082,025,000
Underwriting discount	0.225%	U.S.$	2,362,500
Proceeds, before expenses, to Brazil (1)	102.825%	U.S.$	1,079,662,500

(1)	Plus accrued interest totaling U.S.$7,809,375, or U.S.$7.44 per U.S.$1,000 principal amount of global bonds, from July 7, 2014 to, but not including September 10, 2014, the date Brazil expects to deliver the global bonds offered by this prospectus supplement, and any additional interest from September 10, 2014.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, or DTC; Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about September 10, 2014.

Joint Lead Managers and Joint Bookrunners

BTG Pactual	Citigroup	Morgan Stanley

The date of this prospectus supplement is September 3, 2014.

Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

Prospectus

S-1

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On December 31, 2012, Brazil’s estimated population was 196.5 million.

Brazil is a federative republic with broad powers granted to the Federal Government. Brazil is officially divided into five regions consisting of 26 states and the Federal District, where Brasília is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral National Congress; and a judicial branch consisting of the Federal Supreme Court and lower federal and state courts.

Under the Constitution, the President is elected by direct vote for a four year term and is eligible to be re-elected for a second four year term. The President’s powers include the right to appoint ministers and key executives in selected administrative posts. On October 31, 2010, the Workers’ Party (PT) candidate, Dilma Vana Rousseff, was elected Brazil’s first female President. She took office on January 1, 2011, replacing the outgoing president, Luiz Inácio Lula da Silva.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate has 81 senators, elected for staggered eight year terms, and the Chamber of Deputies has 513 deputies, elected for concurrent four year terms. Each state and the Federal District is entitled to three senators. The number of deputies is based on a proportional representation system weighted in favor of the less populated states which, as the population increases in the larger states, assures the smaller states an important role in the National Congress. During the last general election, which took place on October 3, 2010, 513 deputies and 54 of 81 senators were elected. These officials took office on February 1, 2011.

Judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the Federal Regional Courts (appeals courts), military courts, labor courts, electoral courts and the several lower federal courts and state courts, both appellate and first instance courts. The Federal Supreme Court, whose members are appointed by the President for life (with mandatory retirement at 70 years of age), has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on Constitutional matters.

SELECTED BRAZILIAN ECONOMIC INDICATORS

	2009		2010		2011		2012		2013
The Economy
Gross Domestic Product:
(in billions of current Brazilian reais)	R$	3,239.40	R$	3,770.08	R$	4,143.01	R$	4,392.09	R$	4,844.82
(at current prices in U.S.$ billions) (1)	U.S.$	1,625.6	U.S.$	2,143.9	U.S.$	2,475.1	U.S.$	2,247.3	U.S.$	2,243.1
Real GDP Growth (decline) (2)		(0.3)%		7.5%		2.7%		1.0%		2.5%
Population (millions)		191.5		193.3		194.9		196.5		201.0
GDP Per Capita (3)	U.S.$	8,399.31	U.S.$	10,966.47	U.S.$	12,538.52	U.S.$	11,279.15	U.S.$	11,157,76
Unemployment Rate (4)		6.8%		5.3%		4.7%		4.6%		4.3%
IPCA (rate of change) (5)		4.3%		5.9%		6.5%		5.8%		5.9%
IGP-DI (rate of change) (6)		(1.4)%		11.3%		5.0%		8.1%		5.5%
Nominal Devaluation Rate (7)		(25.5)%		(4.3)%		12.6%		8.9%		14.6%
Domestic Real Interest Rate (8)		5.38%		3.66%		4.80%		2.50%		2.17%
Balance of Payments (in U.S.$ billions)
Exports		153.0		201.9		256.0		242.6		242.2
Imports		(127.7)		(181.8)		(226.2)		(223.2)		(239.6)
Current Account		(24.3)		(47.3)		(52.5)		(54.2)		(81.2)
Capital and Financial Account (net)		71.3		99.9		112.4		70.0		74.3
Overall Balance (Change in Reserves)		46.7		49.1		58.6		18.9		(5.9)
Total Official Reserves		238.5		288.6		352.0		378.61		375.79
Public Finance (% of GDP)
Central Government Primary Balance (9)		1.3%		2.1%		2.3%		2.0%		1.6%
Consolidated Public Sector Primary Balance (10)		2.0%		2.7%		3.1%		2.4%		1.9%
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	1,398.42	R$	1,603.94	R$	1,783.06	R$	1,916.71	R$	2,028.13
External Federal Public Debt (EFPD or DPFe)	R$	98.97	R$	90.10	R$	83.29	R$	91.28	R$	94.68
Federal Public Debt as % of Nominal GDP		46.2%		44.9%		45.0%		45.7%		43.9%
Total Federal Public Debt (in R$ billions) (11)	R$	1,497.39	R$	1,694.00	R$	1,866.35	R$	2,007.98	R$	2,122.81
General Government Gross Debt (GGGD or DBGG) (in R$ billions) (12)	R$	1,973.42	R$	2,011.52	R$	2,243.60	R$	2,583.95	R$	2,748.00
DBGG as % of GDP		60.9%		53.4%		54.2%		58.8%		56.7%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions) (13)(14)	R$	1,362.71	R$	1,475.82	R$	1,508.55	R$	1,550.08	R$	1,626.33
DLSP as % of GDP		42.1%		39.2%		36.4%		35.3%		33.6%

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each year.
(2)	Calculated based upon current Brazilian reais.
(3)	Not adjusted for purchasing power parity.
(4)	Unemployment in the metropolitan areas of Rio de Janeiro, São Paulo, Belo Horizonte, Porto Alegre, Salvador and Recife at the end of the relevant period.
(5)	The Extended National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”) as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”).
(6)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.
(7)	Year-over-year percentage appreciation of the U.S. dollar against the Brazilian real (sell side).
(8)	Brazilian federal treasury securities deflated by the IPCA and adjusted at each month-end to denote real annual yield.
(9)	The Central Government consists of the National Treasury Secretariat, the Social Security System (“RGPS”) and the Central Bank. The Consolidated Public Sector consists of the Central Government, states, municipalities and public enterprises, except Petrobras and Eletrobras.
(10)	Primary results represent Federal Government revenues less Federal Government expenditures, excluding interest expenditures on public debt.

(11)	Total Federal Public Debt announced by the National Treasury Secretariat.
(12)	The General Government Gross Debt (“GGGD”) pertains to that of the federal, state and municipal governments, both with the private sector and the public financial sector. However, debts that are the responsibility of state-owned companies (at the three levels of government) are not covered by the GGGD category. Although the Central Bank is not an entity whose liabilities figure in this indicator, its open-market operations committed to the financial sector are classified as general government debt.
(13)	The Net Public Sector Debt (“NPSD”) refers to the total obligations of the non-financial public sector deducted from its financial assets held by non-financial private agents as well as public and private financial agents. For Brazil, unlike for many other countries, net debt includes Central Bank assets and liabilities including, among other items, international reserves (assets) and the monetary base (liabilities).
(14)	NPSD is the main indebtedness indicator used by the Federal Government when making economic policy decisions and, as compared to GGGD, more adequately reflects the dynamics of public liabilities and the Federal Government’s fiscal efforts, which are shown by the consolidated primary balance at all levels. For example, in its fiscal reports, the Federal Government generally focuses on the NPSD/GDP ratio, and includes in its Budgetary Guidelines Law (“LDO”) an annual estimate of this indicator’s evolution for the current year and three subsequent years, based on its expectations about real interest rates, economic growth and primary surplus targets for the whole public sector.

Sources: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury Secretariat; IPEA

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

The Global Bonds

Issuer	Federative Republic of Brazil

Title of Security	4.25% Global Bonds due 2025

Aggregate Principal Amount	U.S.$1,050,000,000.

Maturity Date	January 7, 2025.

Interest Rate	4.25% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	January 7 and July 7 of each year, starting January 7, 2015.

Price to Public	103.050% of the principal amount, plus accrued interest from July 7, 2014.

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Payment of Principal and Interest	Principal and interest on the global bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The global bonds will rank equal in right of payment with all of Brazil’s existing and future unsecured and unsubordinated external indebtedness.

Single Series	The global bonds will be a further issuance of, and will be consolidated to form a single series with, the U.S.$3,250,000,000 aggregate principal amount of Brazil’s outstanding 4.25% Global Bonds due 2025, issued on November 1, 2013.

Optional Redemption	The global bonds will be subject to redemption at the option of Brazil before maturity, at par plus the Make-Whole Amount. See “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds.

Collective Action Clauses	The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to April 28, 2003 and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the global bonds. These provisions are commonly referred to as “collective action clauses”. These provisions are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Listing and Admission to Trading	Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market.

Fiscal Agent	The global bonds will be issued pursuant to a fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, Amendment No. 3 thereto, dated as of June 28, 2004, and Amendment No. 4 thereto, dated as of August 31, 2011 (as amended, the “fiscal agency agreement”), between Brazil and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. See “Description of the Global Bonds —Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law	The global bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the global bonds, which will be governed by the laws of the Federative Republic of Brazil.

Arbitration Clause	The global bonds will be designated Arbitration Clause A Securities and as such will contain an agreement on the part of Brazil, the fiscal agent and the holders of the global bonds to arbitrate, without limitation, any dispute, controversy or claim arising out of or relating to the fiscal agency agreement or the global bonds, unless the holder elects to bring a claim in a competent court in Brazil, as may be permitted by the terms of the global bonds. In arbitration proceedings, Brazil will not raise any defense that it could not raise but for the fact that it is a sovereign state. Brazil will not waive and expressly reserves any right to sovereign immunity from any legal process to which it may be entitled in jurisdictions other than Brazil with respect to the enforcement of any award rendered by an arbitral tribunal constituted under the terms of the securities. The provisions described in more detail in the section entitled “Arbitration and Enforceability” in the accompanying prospectus.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the global bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Risk Factors Relating to the Global Bonds

The price at which the global bonds will trade in the secondary market is uncertain.

Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, admitted to trading on the Euro MTF Market. We cannot assure you as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Risk Factors Relating to Brazil

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York any dispute, controversy or claim arising out of or related to the fiscal agency agreement, the global bonds or any coupon appertaining thereto. However, Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. As a result, an arbitration proceeding in New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil, as may be permitted by the terms of the global bonds. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

Brazil’s economy remains vulnerable to external shocks, including those relative to or similar to the global economic crisis that began in 2008 and other shocks that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy remains vulnerable to external shocks, including those relative to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. Asia and the European Union are Brazil’s largest export markets. While Brazil exports a more diversified bundle of exports, both in terms of products and destinations, relative to its peers, a significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative economic or financial developments in other countries. While in recent years Brazil has reduced its external vulnerability and consolidated sound macroeconomic policies, Brazil has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any crises such as those described above or similar events will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” in this prospectus supplement.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers, including Brazil, to restructure their debt.

In ongoing litigation in United States federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of certain performing bonds issued in a restructuring of Argentina’s debt unless it makes pro rata payments on defaulted debt that ranks pari passu with the performing bonds and has upheld the use of equitable remedies in the form of injunctions to enforce that decision. The U.S. Supreme Court has declined to hear the case, and proceedings concerning the scope of the injunctions that have been issued continue.

Brazil believes and has always intended that the equal ranking clause described in “Debt Securities—Status of the Global Bonds” in the prospectus accompanying this prospectus supplement and appearing in other securities previously issued by Brazil would permit it to redeem or to make principal and interest payments in respect of some of its external debt without making ratable payments in respect of other external debt. However, the decision of the Second Circuit could affect that interpretation, which in turn could potentially hinder or impede future sovereign debt restructurings and distressed debt management transactions by affecting the voting decisions of bondholders, under, for example, the collective action clause contained in the global bonds. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus. Brazil cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented. Further, Brazil cannot predict whether this litigation will affect the liquidity of the trading market for the global bonds or the price at which the global bonds will trade in the secondary market.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K includes, but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2012
Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-7 to D-8 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil” on pages D-5 to D-9 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—The Brazilian Economy in 2012” on pages D-10 and D-12 to D-13 of Exhibit D

Structure of the issuer’s economy	“Principal Sectors of the Economy” on pages D-25 to D-30 of Exhibit D

Gross domestic product	“The Brazilian Economy—Gross Domestic Product” on pages D-13 to D-14 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-7 to D-8 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-55 to D-56 and D-59 to D-60 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-63 to D-77 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade—Balance of Payments” and “—Foreign Trade” on pages D-31 to D-32 and D-32 to D-38 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade—International Reserves” on page D-39 of Exhibit D

Financial position and resources	“Balance of Payments and Foreign Trade—International Reserves” on page D-39 and “Public Finance—2013 Budget” on pages D-56 to D-59 of Exhibit D

Income and expenditure figures and 2013 Budget	“Public Finance—2013 Budget” on pages D-56 to D-59 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated August 1, 2012) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Brazil or the underwriters. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC”, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-181500 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2012, which was filed on August 27, 2013, as amended from time to time) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars, references to “R$” or “BRL” are to Brazilian reais, references to “€” are to euros and references to “CNY” are to renminbi.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

Brazil has agreed to arbitrate any dispute, controversy or claim arising out of or related to the fiscal agency agreement, the global bonds or any coupon appertaining thereto. Furthermore, Brazil is a foreign state and has not waived any immunity nor submitted to the jurisdiction of any court outside Brazil. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Brazil. For more information, see “Arbitration and Enforceability” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms;

•	the level of foreign direct and portfolio investment; and

•	the level of Brazilian domestic interest rates.

USE OF PROCEEDS

The net proceeds to Brazil from the sale of the global bonds, not including accrued interest, will be approximately U.S.$1,079,537,500, after deduction of underwriting discounts and commissions and expenses payable by Brazil estimated to be U.S.$125,000. Brazil intends to use the net cash proceeds of the offering for general budgetary purposes.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s Annual Report for 2012 on Form 18-K filed with the SEC on August 27, 2013, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in such annual report, the information in this section replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in that annual report. Cross-references in this section are to sections in that annual report.

Recent Political Developments

President Rousseff was elected President of Brazil on October 31, 2010 and took office on January 1, 2011, replacing former president Luiz Inácio Lula da Silva. President Rousseff is a member of the Workers’ Party (Partido dos Trabalhadores, or “PT”). During the October 2010 elections, 513 federal deputies and 54 of 81 senators were elected, taking office on February 1, 2011. Following the October 2010 elections, the coalition of political parties supporting President Rousseff obtained 59% (304/513) of the seats in the Chamber of Deputies and 62% (50/81) of the seats in the Senate. As of July 15, 2014, 71% (365/512) of the seats in the Chamber of Deputies and 72% (58/81) of the seats in the Senate were held by parties that support President Rousseff.

General elections will be held in Brazil on October 5, 2014. During these elections Brazilians will elect the President, the National Congress, state governors and state legislatures. If no candidate in the presidential and gubernatorial elections receives more than 50% of the votes, a second-round runoff will be held on October 26, 2014.

Eleven parties registered candidacies at the Superior Electoral Court (TSE). The three main candidates are Dilma Rousseff (PT), Aécio Neves (PSDB) and Marina Silva (PSB). Polling data indicate that combined, these three candidates have the support of approximately 82% of the voters.

Gross Domestic Product

Brazil’s GDP increased 2.3% in 2013 compared to the previous year. The agricultural sector increased 7.0% in 2013 compared to the previous year, whereas the service and industrial sectors increased 2.0% and 1.3%, respectively, compared to 2012. Gross Fixed Capital Formation (investments in manufacturing plants, machinery and capital equipment) increased 6.3% and household consumption rose 2.3% in 2013, compared to 2012.

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Share of GDP by Sector at Current Prices

	2009	2010	2011	2012	2013
Agriculture	6.1%	5.3%	5.5%	5.3%	5.7%
Industry	25.4%	28.1%	27.5%	26.0%	24.9%
Mining, Oil and Gas	1.3%	3.0%	4.1%	4.3%	4.1%
Manufacturing	15.8%	16.2%	14.6%	13.0%	13.0%
Construction	4.9%	5.7%	5.8%	5.7%	5.4%
Public Utilities	3.4%	3.2%	3.1%	3.1%	2.3%
Services	68.5%	66.6%	67.0%	68.7%	69.4%
Retail Services	11.8%	12.5%	12.6%	12.7%	12.7%
Transportation	5.1%	5.0%	5.1%	5.4%	5.3%
Communications	3.7%	3.2%	3.0%	2.9%	2.6%
Financial Services (1)	7.3%	7.5%	7.4%	7.2%	7.0%
Government (2)	17.0%	16.2%	16.3%	16.6%	17.7%
Rental Services	8.4%	7.8%	7.9%	8.2%	8.3%
Other Services	15.1%	14.3%	14.5%	15.7%	15.7%
Value Added at Basic Prices	100.0%	100.0%	100.0%	100.0%	100.0%
Taxes	16.2%	17.2%	17.3%	17.9%	17.9%
GDP	115.9%	116.8%	117.3%	117.7%	117.9%

(1)	Financial intermediation, complementary social security and related services.
(2)	Includes public education, health and administration.

Source: IBGE

Information released from Quarterly National Accounts indicates that, on a seasonally-adjusted basis, GDP decreased 0.6% in the second quarter of 2014, compared with the first quarter of 2014. In the second quarter of 2014 the agriculture sector grew 0.2%, while the industrial and services sector fell by 1.5% and 0.5%, respectively.

In comparison with the second quarter of 2013, GDP for the second quarter of 2014 fell 0.9%. Value added at basic prices fell by 0.7%, and net taxes on products fell by 1.9%, compared with the same period in 2013. With respect to domestic demand in Brazil, gross formation of fixed capital fell 11.2% in the second quarter of 2014, compared to the second quarter of 2013. Over the same period, general government consumption expenditure grew by 0.9% and household consumption expenditure rose 1.2%.

After reducing the Industrialized Products Tax (IPI) applicable to many products throughout 2012, on June 27, 2013, the Federal Government announced that it would increase the IPI on home appliances, furniture and panels. The new IPI rates, which are part of the Federal Government’s policy of gradually reversing its previous IPI rate reductions, became effective on July 1, 2013. On September 27, 2013, the Federal Government again increased the IPI on home appliances, furniture and panels, as economic indicators in the second half of 2013 improved. The new rates became effective on October 1, 2013.

On December 24, 2013, the Federal Government announced that it would reverse its previous IPI rate reductions on automobiles. In January 2013, the range of IPI rates applicable to automobiles was reduced from a range of 5.0% – 13.0% to a range of 0.0% – 8.0%. Effective on January 1, 2014, IPI rates increased to a range of 0.0% – 10.0%. The IPI rate on furniture was also raised on January 1, 2014, from 3.5% to 4%. Another IPI increase, which would have raised IPI rates applicable to automobiles to a range of 0.0% – 13.0%, was scheduled to be made on July 1, 2014 but that rate change has been postponed to December 31, 2014.

The National Monetary Council sets the “TJLP”, or long-term interest rate, on loans issued by Brazil’s Government-controlled development bank, BNDES. Each quarter, the National Monetary Council reviews the TJLP. In June 2014, the National Monetary Council decided not to change the TJLP, keeping the rate at 5.0% for the third quarter of 2014.

Employment

In 2013, the group of six metropolitan areas surveyed by IBGE’s Monthly Employment Survey (São Paulo, Rio de Janeiro, Belo Horizonte, Recife, Salvador and Porto Alegre) had an estimated annual average unemployment rate of 5.4%, down 0.1% in comparison with the annual average unemployment rate in 2012 (5.5%). In April 2014, the unemployment rate for these six metropolitan areas decreased to 4.9%, from 5.0% in March 2014.

Prices

The National Extended Consumer Price Index (IPCA) increased by 4.3% in 2009, 5.9% in 2010, 6.5% in 2011, 5.8% in 2012, and 5.91% in 2013. In July 2014, the IPCA rose 0.01%, for a cumulative increase of 6.5% over the trailing 12-month period.

The inflation rate (as measured by IGP-DI) decreased 1.4% in 2009 and increased 11.3% in 2010, 5.0% in 2011, 8.1% in 2012, and 5.5% in 2013. In July 2014, the IGP-DI inflation rate decreased 0.55% for a cumulative increase of 5.05% over the trailing 12-month period.

Monetary Policy

In its last meeting held on July 15 and 16, 2014, the Monetary Policy Committee (“COPOM”) kept the Selic interest rate at 11.0% per year, without bias. The bulletin released after the meeting stated: “After evaluating macroeconomic changes and the potential for inflation, the Monetary Policy Committee (COPOM) has unanimously decided at this time to keep the Selic interest rate unchanged at 11.00% per year, without bias.” The COPOM may establish a monetary policy “bias” at its regular meetings. A bias (to ease or tighten monetary policy) authorizes the President of the Central Bank to increase or decrease the Selic interest rate target in a specified direction at any time between regular COPOM meetings. For example, an upward bias permits the President of the Central Bank to raise the Selic rate between COPOM meetings, with no need to call a special meeting.

Citing (i) a R$50 billion increase in reserves established pursuant to reserve requirements in bank deposits over the previous 12 months; (ii) recent moderation in credit origination; (iii) low credit delinquency; and (iv) a decline in risk in the national financial system, the Central Bank announced new rules governing reserve requirements in July and August 2014, with an estimated impact of R$40 billion. Under the new rules on compulsory reserves on time deposits, the Central Bank (i) allows banks to use up to 60% of their reserve requirements to finance new loans or buy loan portfolios; (ii) establishes reductions in reserve requirements for new vehicle financing; and (iii) allows the use of bank notes for the purpose of determining compliance with the reserve requirements. The Central Bank has also lowered the capital requirements for banks, permitting them to use up to 20% of their reserve requirements on demand deposits to fund a BNDES PSI-subsidized loan program.

On August 20, 2014, the Central Bank adopted new criteria for calculating the minimum capital requirement for credit risk. The Central Bank indicated that the modifications were made in light of the current phase of Brazil’s credit cycle and are part of Brazil’s ongoing review of macroprudential measures adopted since 2010 as well as Brazil’s efforts to conform its regulations with the international Basel standards. The overarching goals of these measures are to expand access to credit for small businesses, boost Brazil’s foreign trade, and increase the efficiency of Brazil’s financial system while safeguarding its resilience. To achieve its objectives with respect to macroprudential measures, the Central Bank has reset the estimated risk rate at 75% for all retail credit operations, regardless of the applicable maturity. With respect to the Central Bank’s international convergence objectives, two sets of measures were adopted: (i) the maximum exposure and revenue requirements for classification as a retailer were expanded and the credit conversion factors of foreign trade operations and performance guarantees were reduced; and (ii) changes to the treatment of exposures to central governments of foreign countries were also implemented with the goal of reducing barriers to the internationalization of Brazilian financial institutions.

Foreign Exchange

The Brazilian real-U.S. dollar exchange rate (sell side), as published by the Central Bank, was R$1.8758 to U.S.$1.00 on December 30, 2011, R$2.0435 to U.S.$1.00 on December 31, 2012, R$2.3426 to U.S.$1.00 on December 31, 2013, and R$2.2396 to U.S.$1.00 on August 29, 2014.

On June 6, 2014, the Central Bank announced it would extend the program to provide foreign exchange hedging protection to economic agents and liquidity to the foreign exchange market, keeping in place the policy that had an initial effective period of January 2, 2014 through June 30, 2014. Effective July 1, 2014 and extending until at least December 31, 2014, the Central Bank stated that it would (i) perform daily auctions of foreign exchange swaps on Mondays through Fridays up to U.S.$200 million per day, (ii) hold auctions of U.S. Dollars with a repurchase commitment, depending on the liquidity of the foreign exchange market and (iii) offer additional transactions to sell U.S. Dollars if needed. In the first phase of the program, which was in place from August 23 to December 31, 2013, the Central Bank performed daily auctions of foreign exchange swaps on Mondays through Thursdays in the amount of up to U.S.$500 million per day. The Central Bank also held auctions on Fridays of U.S. Dollars in amounts of up to U.S.$1 billion per day with a repurchase commitment.

Balance of Payments; Foreign Trade; International Reserves

In 2013, Brazil registered a trade surplus of approximately U.S.$2.6 billion, compared to a trade surplus of approximately U.S.$19.4 billion in 2012. Exports in 2013 amounted to U.S.$242.2 billion and daily average exports decreased 1.0% over the same period. Imports totaled U.S.$239.6 billion in 2013 and daily average imports increased 6.5% over the same period. Despite the trade surplus, the current account registered a deficit of approximately U.S.$81.4 billion in 2013, compared to a deficit of approximately U.S.$54.2 billion in 2012. The balance of payments registered a deficit of approximately U.S.$5.9 billion in 2013, compared to a surplus of approximately U.S.$18.9 billion in 2012.

The accumulated current account deficit over the 12-month period ended July 31, 2014 was approximately U.S.$78.4 billion, compared to an accumulated current account deficit of approximately U.S.$77.4 billion over the 12-month period ended July 31, 2013. As of July 31, 2014, the services and income account accumulated over the previous 12 months had a deficit of U.S.$87.3 billion, and the current unilateral transfers account accumulated over the previous 12 months had a surplus of U.S.$2.4 billion. The balance of payments surplus accumulated over the previous 12 months was approximately U.S.$4.5 billion through July 31, 2014, compared to an accumulated surplus of approximately U.S.$3.3 billion through July 31, 2013.

As of July 31, 2014, the trade surplus accumulated over the previous 12-month period was approximately U.S.$6.5 billion, compared to an accumulated trade surplus of approximately U.S.$4.5 billion recorded for the 12-month period ended July 31, 2013. Exports accumulated over the 12-month period ended July 31, 2014 totaled approximately U.S.$240.4 billion, compared to the approximately U.S.$239.6 billion recorded in the 12-month period ended July 31, 2013. Average daily exports decreased 0.5% from August 31, 2013 to July 31, 2014. Imports accumulated over the 12-month period ended July 31, 2014 totaled approximately U.S.$233.9 billion from the approximately U.S.$235.1 billion recorded for the 12-month period ended July 31, 2013. Average daily exports decreased 1.3% from August 31, 2013 to July 31, 2014.

Brazil’s international reserves (which include gold and foreign exchange holdings) totaled U.S.$378.6 billion on December 31, 2012, and U.S.$375.8 billion on December 31, 2013. On August 28, 2014, Brazil’s international reserves totaled U.S.$379.4 billion.

Foreign Investment

In 2013, net foreign direct investment was approximately U.S.$64.0 billion, compared to approximately U.S.$65.3 billion in 2012.

As of July 31, 2014, net foreign direct investment over the previous 12-month period was approximately U.S.$64.0 billion, compared to approximately U.S.$62.3 billion over the 12-month period ended July 31, 2013.

Fiscal Policy

Law No. 12,382, signed by President Rousseff on February 25, 2011, set a monthly minimum wage of R$545.00 and also established guidelines for minimum wage adjustments until 2015 based on inflation and GDP growth. For 2014, the minimum monthly wage is R$724.00, an increase of 6.78% compared to the minimum monthly wage in effect for 2013.

On January 20, 2014, President Rousseff signed the 2014 Budgetary Law (Law No. 12,952). The law assumed revenue of R$2.5 trillion for 2014 and set forth how this revenue would be used.

On February 20, 2014, the Federal Government announced the expected spending cuts for the first Adjusted Budget Directive of 2014, totaling R$44 billion with a combination of discretionary (R$30.5 billion) and mandatory expenditures (R$13.5 billion). The projected primary balance for the consolidated public sector is R$99.0 billion (1.9% of GDP), of which R$80.8 billion (1.55% of GDP) will be for the Federal Government and R$18.2 billion (0.35% of GDP) will be for regional and state governments. The projections of revenues and expenditures assume an accumulated inflation rate of 5.3% and GDP growth of 2.5% for 2014.

On April 15, 2014, the Federal Government sent to Congress a draft 2015 Budget Guideline Law. In the draft law, the Federal Government assumes an increase in the minimum monthly wage, from the current R$724.00 to R$779.79 in 2015. The draft law also sets funding for the Brazil Without Poverty program and the Growth Acceleration Program (PAC), which includes the My House, My Life Program, as a priority. In addition, the draft law sets a nominal primary balance target for the consolidated public sector for 2015 of R$143.3 billion (approximately 2.5% of GDP). Of this amount, the draft law allows R$28.7 billion in funds allocated for PAC to instead be used to reduce overall spending if necessary to achieve the primary balance target. The draft law aims to reduce public sector net debt, which stood at 33.6% of GDP in 2013, to 31.1% of GDP by 2017. The macroeconomic parameters contemplated by the draft law assume inflation of 5.0% and a projected GDP growth of 3.0% for 2015.

On August 28, 2014, the Federal Government sent to Congress a draft 2015 Budget Law. In the draft law, the Federal Government assumes an increase in the minimum monthly wage, from the current R$724.00 to R$788.10 in 2015. The draft law also sets a nominal primary balance target of R$143.3 billion (approximately 2.5% of GDP) for the consolidated public sector in 2015and provides for R$64.9 billion in funding for the Growth Acceleration Program (PAC). Of the amount allocated for PAC, the draft law allows R$28.7 billion (approximately 0.5% of GDP) in funds budgeted for PAC to instead be used to offset overall spending, if necessary to achieve the primary balance target. The macroeconomic parameters contemplated by the draft law assume inflation of 5.0% and a projected GDP growth of 3.0% for 2015.

Public Finance

In 2013, the public sector registered a primary balance of R$91.3 billion (1.9% of GDP), compared to the R$105.0 billion (2.4% of GDP) balance registered in 2012. In July 2014, the public sector registered a primary deficit of R$4.7 billion, compared to the R$2.3 billion surplus registered in July 2013. For the 12-month period ended July 31, 2014, the accumulated surplus was R$61.5 billion (1.2% of GDP).

The consolidated public sector nominal deficit was R$157.6 billion (3.3% of GDP) in 2013 compared to the R$108.9 billion (2.5% of GDP) in 2012. The consolidated public sector nominal deficit was R$32.7 billion in July 2014. For the 12-month period ended July 31, 2014, the deficit was R$194.1 billion (3.8 % of GDP).

Brazil’s accumulated social security deficit in 2013 totaled R$51.3 billion, 14.8% higher than in 2012 when the deficit was R$44.6 billion. The deficit in Brazil’s social security system increased R$4.5 billion in June 2014, an increase of 33.3% in real terms compared with the same month in 2013.

Public Debt

In January 2014, the Brazilian National Treasury released the Annual Public Debt Report 2013 and the Annual Borrowing Plan 2014. The Annual Public Debt Report 2013 presents the federal public debt (FPD) results for 2013 and discusses how the public debt was managed throughout the year, using as a reference the guidelines and targets set forth in the Annual Borrowing Plan 2013. The report also describes Brazil’s macroeconomic environment, as well as the achievements of the National Treasury and Treasury Direct (an internet based retail sales program) in 2013. The Annual Borrowing Plan 2014 sets forth the goals of the National Treasury and presents the objectives, guidelines and targets that will be pursued during the year. The objectives and guidelines are to:

•	gradually replace floating rate bonds with fixed rate or inflation-linked instruments;

•	smooth the maturity structure, with special attention to short-term debt;

•	increase the average maturity of the outstanding debt;

•	develop the yield curve on both domestic and external markets;

•	increase the liquidity of federal public securities on the secondary market;

•	broaden the investor base; and

•	improve the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The Annual Borrowing Plan 2014 targets total public debt within a band of R$2,170 billion and R$2,320 billion, compared to R$2,122.8 billion in 2013. The target composition contemplates fixed rate debt between 40.0% and 44.0% of total debt, compared to 42.0% in 2013; inflation-indexed debt between 33.0% and 37.0%, compared to 34.5% in 2013; floating rate debt between 14.0% and 19.0%, compared to 19.1% in 2013; and foreign exchange indexed debt between 3.0% and 5.0%, compared to 4.3% in 2013. The percentage of debt falling due within 12 months is targeted between 21.0% and 25.0%, compared to 24.8% in 2013; and the average term is targeted to increase to between 4.3 and 4.5 years, compared to 4.2 years in 2013.

Brazil’s General Government Gross Debt (GGGD or DBGG) totaled R$2,748.0 billion (57.2% of GDP) as of December 31, 2013, compared to R$2,583.9 billion (58.8% of GDP) as of December 31, 2012. Brazil’s Net Public Sector Debt (NPSD or DLSP) totaled R$1,626.33 billion (33.8% of GDP) as of December 31, 2013, compared to R$1,550.08 billion (35.3% of GDP) as of December 31, 2012.

On July 31, 2014, Brazil’s net public sector debt stood at R$1,772.9 billion (35.1% of GDP), and Brazil’s GGGD stood at R$2,983.1 billion (59.0% of GDP).

On July 31, 2014, Brazil’s domestic federal public debt (DFPD or DPMFi) totaled approximately R$2,082.0 billion, compared to R$1,864.3 billion on July 31, 2013. Brazil’s external federal public debt (EFPD or DPFe) stood at R$91.2 billion on July 31, 2014, compared to R$92.7 billion on July 31, 2013. The federal floating rate (Selic rate) debt decreased to R$431.6 billion (19.9% of FPD) on July 31, 2014, from R$438.7 billion (22.4% of FPD) on July 31, 2013, while fixed rate debt increased to R$848.3 billion (39.0% of FPD) on July 31, 2014, from R$739.4 billion (37.8% of FPD) on July 31, 2013.

The average maturity of Brazil’s federal public debt was 3.53 years in December 2009, 3.51 years in December 2010, 3.62 years in December 2011, 3.97 years in December 2012 and 4.18 years in December 2013. In July 2014, the average maturity of Brazil’s federal public debt was 4.41 years. Approximately R$601.9 billion, or 27.7% of the total federal public debt outstanding as of July 31, 2014, is scheduled to mature on or before July 31, 2015. From 2008 to 2013, the National Treasury continued to buy back its outstanding external debt bonds as part of its continuing EFPD Buyback Program that started in January 2007. The main goal of the Buyback Program is to improve Brazil’s sovereign yield curve through repurchases of Brazil’s external bonds in the secondary market. Since January 2007, the repurchases have amounted to approximately U.S.$18.3 billion in principal amount.

In April 2011, Fitch Ratings upgraded Brazil’s foreign and local currency Issuer Default Ratings (IDRs) to “BBB” from “BBB-” with a stable outlook and its Country Ceiling to “BBB+” from “BBB”. On October 25, 2011, July 18, 2013, and July 10, 2014 Fitch Ratings affirmed its investment grade rating of “BBB” with a stable outlook on Brazil’s foreign and local currency IDRs. On October 2, 2013, Moody’s Investors Service changed the outlook for Brazil’s “Baa2” government bond rating from positive to stable. Concurrently, Moody’s affirmed its “Baa2” rating. On March 24, 2014, Standard & Poor’s lowered Brazil’s long-term foreign currency sovereign credit rating from BBB to BBB- and the outlook was changed to stable, from the previous negative outlook.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Brazil’s current credit ratings and the rating outlooks currently assigned to Brazil are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Brazil. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. We disclose these ratings because, though we have no control over ratings, they are important to our ability to obtain the financing that we need on terms that are favorable to us. A decision by a rating agency to downgrade our credit rating may have an adverse impact on our ability to access funding and increase our borrowing costs, while an upgrade in our rating may improve our access to funding and reduce our borrowing costs.

The National Treasury issued securities with a present value of approximately R$24 billion in December 2013, and R$30 billion in June 2014 in favor of BNDES, to provide funds to the development bank for lending to the production sector.

Brazil has completed the following offerings since December 31, 2012:

•	an offering of U.S.$800,000,000 aggregate principal amount of its 2.625% Global Bonds due 2023 on May 16, 2013, to be consolidated to form a single series with the U.S.$1,350,000,000 aggregate principal amount of its outstanding 2.625% Global Bonds due 2023 issued on September 12, 2012;

•	an offering of U.S.$3,250,000,000 aggregate principal amount of its 4.25% Global Bonds due 2025 on November 1, 2013;

•	an offering of €1,000,000,000 aggregate principal amount of its 2.875% Global Bonds due 2021 on April 3, 2014; and

•	an offering of U.S.$3,550,000,000 aggregate principal amount of its 5.00% Global Bonds due 2045 on August 1, 2014.

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, Amendment No. 3 thereto, dated as of June 28, 2004, and Amendment No. 4 thereto, dated as of August 31, 2011, between Brazil and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

The following is a description of the material provisions of the global bonds and the fiscal agency agreement. The description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the fiscal agency agreement and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds will:

•	be issued in an aggregate principal amount of U.S. $1,050,000,000.

•	mature at par on January 7, 2025.

•	bear interest at 4.25%, calculated on the basis of a 360-day year consisting of twelve 30-day months, from July 7, 2014.

•	pay interest semi-annually in arrears in equal installments on January 7 and July 7 of each year, starting on January 7, 2015, to be paid to the person in whose name the global bond is registered at the close of business on the preceding December 23 or June 22. Purchasers of the global bonds in this offering will be entitled to receive the interest payable on January 7, 2015.

•	be a further issuance of, and will be consolidated to form a single series with, the U.S.$3,250,000,000 aggregate principal amount of Brazil’s outstanding 4.25% Global Bonds due 2025 issued on November 1, 2013.

•	be designated Type B “Collective Action Securities” under the fiscal agency agreement, and, as such, will contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus. Under these provisions, Brazil may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

•	be Arbitration Clause A Securities under the fiscal agency agreement, and, as such, will contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•	be direct, unconditional and general obligations of Brazil and will rank equal in right of payment with all of Brazil’s payment obligations relating to its existing and future unsecured and unsubordinated external indebtedness.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.

•	be issued in fully registered form, without coupons, in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

•	be available in definitive form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “—Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to April 28, 2003 and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Brazil may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Additionally, if an event of default has occurred and is continuing, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Optional Redemption

Brazil will have the right at its option, upon giving not less than 30 days’ notice, to redeem the global bonds, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of the global bonds to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the global bonds (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points over (ii) the principal amount of such global bonds.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the global bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such global bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Brazil.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Brazil obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and three other dealers selected by Brazil, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Brazil will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Brazil, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Brazil by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its direct and indirect participants or any failure on the part of DTC or its direct and indirect participants in making payments to holders of the global bonds from the funds DTC receives.

If the global bonds are issued in definitive form and your name is listed as the registered holder of a global bond in the security register maintained by the fiscal agent, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the global bonds;

•	not less than 15 days before the payment date, you notify the fiscal agent in writing of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•	with respect to principal payments, you surrender the global bonds at the corporate trust office of the fiscal agent or at the offices of the other paying agents that Brazil appoints pursuant to the fiscal agency agreement.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

Subject to any relevant unclaimed property laws or regulations, if any money that Brazil pays to the fiscal agent for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the fiscal agent will repay the money to Brazil. After any such repayment, the fiscal agent will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds in the performance of any other obligation under the global bonds which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that such default be remedied;

(c) an acceleration of any aggregate principal amount of public external indebtedness of Brazil, which exceeds U.S.$25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under that public external indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the public external indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that such default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on public external indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holders of the global bonds; or

(f) a denial or repudiation by Brazil of its obligations under the global bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding global bonds may, by notice to the fiscal agent, declare all the global bonds to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the global bonds will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Paying Agents and Transfer Agents

Until the global bonds are paid, Brazil will maintain a paying agent in New York City. Brazil has initially appointed The Bank of New York Mellon to serve as its paying agent and transfer agent in New York City.

In addition, so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Definitive Securities

Brazil will issue global bonds in definitive form in exchange for the book-entry securities only if:

•	DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security; or

•	an event of default has occurred and is continuing with respect to the global bonds.

If Brazil issues definitive securities, the definitive securities will have the same terms and authorized denominations as the book-entry security. You may present definitive securities for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the fiscal agency agreement, and, in the case of definitive securities presented for payment, principal and interest thereon will be payable at the offices of either the fiscal agent in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of definitive securities. In the case of a transfer of part of a definitive security, the registrar or transfer agent will issue a new definitive security to the transferee and a second definitive security in respect of the balance of the definitive security to the transferor. Definitive securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of definitive securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the fiscal agent and any other agent of Brazil may treat the person in whose name any definitive security is registered as the owner of such security for all purposes.

If any definitive security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the definitive security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. Brazil and the fiscal agent may require you to sign an indemnity under which you agree to pay Brazil, the fiscal agent or any other agent of Brazil for any losses that they may suffer relating to the definitive security that was mutilated, destroyed, stolen or lost. Brazil and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Brazil nor the fiscal agent have notice that a bona fide purchaser has acquired the definitive security you are exchanging, Brazil will execute, and the fiscal agent will authenticate and deliver to you, a substitute definitive security with the same terms as the definitive security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost definitive security.

Notices

So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Brazil will publish notices to the holders of the global bonds in a leading newspaper having general circulation in Luxembourg or arrange to make such notices available on the website of the Luxembourg Stock Exchange (at http://www.bourse.lu). If Brazil elects to publish notices in Luxembourg, Brazil expects that it will initially make such publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the global bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding global bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding global bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding global bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the global bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the global bonds;

•	reduce the principal amount of the global bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the global bonds;

•	reduce the interest rate of the global bonds;

•	change the currency in which any amount in respect of the global bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the global bonds;

•	change the definition of “outstanding” with respect to the global bonds;

•	change Brazil’s obligation to pay any additional amounts;

•	change the governing law provision of the global bonds;

•	change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the global bonds;

•	change the status of the global bonds, as described under “Debt Securities—Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the global bonds, amend any event of default under the global bonds; or

•	reduce the proportion of the principal amount of the global bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of the global bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding global bonds) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the global bonds for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the global bonds pursuant to the requirements of the global bonds or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the global bonds; or

•	amending the fiscal agency agreement or the global bonds in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of the global bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the global bonds.

For purposes of determining whether the required percentage of holders of global bonds is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the global bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only global bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central do Brasil, any department, ministry or agency of the federal Government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal Government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Debt Securities—Meetings and Amendments” in the prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream, Luxembourg

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the fiscal agent make payments to the registered holders, Brazil and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the global bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

United States Federal Income Taxation

The following is a summary of certain material United States federal income tax considerations that may be relevant to you if you purchase global bonds in the offering at the public offering price. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder (“Treasury Regulations”), published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary.

Brazil has not sought any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, this summary does not address estate and gift tax consequences or any tax consequences arising out of the laws of any state, local, or foreign jurisdiction.

This summary deals only with beneficial owners that hold the global bonds as capital assets as defined in the United States federal income tax laws (generally, assets held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In addition, this summary does not address tax considerations applicable to special classes of holders, such as:

•	dealers in securities or currencies, certain securities traders, banks, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold global bonds as part of a hedging transaction or a position in a straddle or conversion transaction;

•	persons that purchase or sell global bonds as part of a wash sale for tax purposes; and

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) is a beneficial owner of a global bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of global bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the United States federal income tax consequences of the purchase, ownership and disposition of global bonds.

Prospective purchasers of global bonds should consult their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of global bonds in light of their particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

United States Holders

The following discussion applies to you if you are a United States Holder. As used herein, the term “United States Holder” means a beneficial owner of global bonds who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

If you are not a United States Holder, this discussion does not apply to you and you should refer to “—Non-United States Holders” below.

The discussion herein assumes that the global bonds will not be issued with original issue discount for United States federal income tax purposes.

Qualified Reopening

For United States federal income tax purposes, we intend to treat the global bonds as being issued in a “qualified reopening” of the outstanding 4.25% Global Bonds due 2025 issued on November 1, 2013. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the global bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 4.25% Global Bonds due 2025 issued on November 1, 2013 for United States federal income tax purposes. The remainder of this discussion assumes that the global bonds offered hereby are issued in a qualified reopening.

Pre-issuance Accrued Interest

A portion of the price paid for the global bonds will be allocable to interest that accrued prior to the date the global bonds are purchased (the “pre-issuance accrued interest”). A portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the global bonds. Amounts treated as a return of pre-issuance accrued interest will not be taxable when received but should reduce the adjusted tax basis in the global bonds by such amount.

Interest on the Global Bonds

Payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income at the time they are received or accrued, depending on your method of accounting for tax purposes. However, you may elect to treat the first payment of stated interest on a global bond as not includable in your income to the extent that it reflects pre-issuance accrued interest, in which case you will reduce your adjusted tax basis in your global bond.

For purposes of the foreign tax credit provisions of the Code, interest on the global bond will constitute foreign source income and generally will be classified as passive or general category income depending on your circumstances.

Global Bonds Purchased at a Premium

You may elect to treat the excess of the purchase price for your global bond over the principle amount of your global bond as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each year with respect to interest on your global bond by the amount of amortizable bond premium allocable to that year, based on your global bond’s yield to maturity. If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS.

Disposition of the Global Bonds

You generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a global bond equal to the difference between the amount realized (not including any amounts attributable to accrued but unpaid interest not previously included in income, which will be taxed as ordinary income) on the sale, exchange, redemption, retirement or other taxable disposition and your tax basis in the global bond. Your amount realized is the sum of cash plus the fair market value of any property received upon the sale, exchange, redemption, retirement or other taxable disposition of a global bond. Your tax basis in a global bond generally will be an amount equal to the public offering price of the global bond, less any amortizable bond premium applied to reduce interest on your global bond.

Gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a global bond generally will be capital, and will be long-term capital gain or loss if the global bond was held for more than one year. Under current law, net capital gains of individuals generally will be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gain or loss recognized by you on sale, exchange, redemption, retirement or other taxable disposition of a global bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes. Therefore, you may not be able to claim a credit for any Brazilian tax imposed upon a disposition of a global bond unless (subject to special limits) you have other income from foreign sources and other requirements are met.

Medicare Tax

If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (i) your “net investment income” for the relevant taxable year (or, in the case of an estate or trust, the “undistributed net investment income”) and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of global bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the global bonds.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their United States federal income tax returns. Depending on the holder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in non-United States entities. The global bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisors regarding your obligation to file information reports with respect to the global bonds.

Non-United States Holders

The following discussion applies to you if you are a Non-United States Holder. As used herein, the term “Non-United States Holder” means a beneficial owner of global bonds who or that is not a United States Holder as defined above.

Interest on the Global Bonds

Subject to the discussion of backup withholding below, you generally will not be subject to United States federal income tax, including withholding tax, on payments of interest with respect to the global bonds, unless you are engaged in a trade or business in the United States and the interest and premium on the global bonds is treated for United States federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a United States trade or business and the interest income is deemed to be effectively connected to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States), you generally will be subject to United States federal income tax on that interest in the same manner as if you were a United States Holder. In addition, if you are a non-United States corporation, your interest income subject to tax in that manner may increase your liability under the United States branch profits tax.

Disposition of the Global Bonds

Subject to the discussion of backup withholding below, you generally will not be subject to United States federal income tax on any capital gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the global bonds unless: (1) the gain is effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or (2) you are an individual and you are present in the United States for a total of 183 days or more during the taxable year in which that gain is realized, and either: (i) the gain is attributable to an office or fixed place of business you maintain in the United States; or (ii) your “tax home” is in the United States.

If you are a Non-United States Holder described under (1) above, you generally will be subject to United States federal income tax on such gain in the same manner as a United States Holder and, if you are a non-United

States corporation, you may also be subject to the branch profits tax as described above. If you are a Non-United States Holder described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, retirement, redemption or other taxable disposition of a global bond, which may be offset by certain capital losses (allocable to sources within the United States notwithstanding the fact that you are not considered a United States resident for United States federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest, as described above under “—Interest on the Global Bonds.”

Backup Withholding and Information Reporting

If you are a non-corporate United States Holder, and unless you prove you are exempt, information reporting requirements will apply to payments of principal, premium and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a United States Controlled Person, as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividends required to be shown on your United States federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

A “United States Controlled Person” is:

•	a United States person (as defined in the Treasury Regulations);

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a United States trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons hold, at any time during its tax year, more than 50% of the income or capital interests or which is engaged in a United States trade or business.

If you are a Non-United States Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a global bond through a foreign partnership, these certification procedures would generally be applied to you as a partner.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you as to a global bond generally will be allowed as a refund or a credit against your United States federal income tax liability as long as you provide the required information to the IRS.

UNDERWRITING

Brazil and the underwriters for the offering named below have entered into an underwriting agreement dated September 3, 2014 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount
Banco BTG Pactual S.A. - Cayman Branch	U.S.$	350,000,000
Citigroup Global Markets Inc.	U.S.$	350,000,000
Morgan Stanley & Co. LLC	U.S.$	350,000,000
Total	U.S.$	1,050,000,000

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from July 7, 2014. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms.

The underwriters propose to offer the global bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.130% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.065% of the principal amount of the global bonds on sales to other broker/dealers. After the initial public offering of the global bonds, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the global bonds by the underwriters is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

It is expected that delivery of the global bonds will be made against payment therefor on or about September 10, 2014. Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle on September 10, 2014, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

U.S.$50,000,000 of the aggregate principal amount of the global bonds offered by this prospectus supplement were offered to the public during Asian market hours on September 4, 2014 at the public offering price set forth on the cover of this prospectus supplement.

In connection with the offering, the underwriters may purchase and sell the global bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased global bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

Brazil estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately U.S.$125,000.

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to the public set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any global bonds in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of the global bonds in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The underwriters have specifically agreed to act as follows in each of the following places:

European Economic Area:

This prospectus supplement has been prepared on the basis that any offer of the global bonds in any Member State of the European Economic Area (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of global bonds which are the subject of the transactions contemplated by this prospectus supplement, may only do so in circumstances in which no obligation arises for the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of global bonds in circumstances in which an obligation arises for the issuer or any of the underwriters to publish a prospectus for such offer.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the global bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the global bonds shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe the global bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom: Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

France: The global bonds may only be offered or sold, directly or indirectly in the French Republic, to (i) qualified investors investing for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties, and/or to (iii) fewer than 100 natural or legal persons (other than qualified investors) investing for their own account, all as defined in, and in accordance with, Articles L. 411-2, D. 411-1 to D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code (Code monétaire et financier) (the “CMF”). Neither this prospectus supplement nor any information contained therein or any offering material relating to the global bonds, may be distributed or caused to be distributed to the public in France.

This prospectus supplement has neither been submitted to the clearance (visa) procedure of the AMF, nor notified to the AMF by a competent authority of another member state of the European Economic Area that has approved it, in order to benefit from the passport procedures provided by the EU Prospectus Directive 2003/71/EC. In the event that the global bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to offers to the public set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the CMF must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Hong Kong: The global bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the global bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan: The global bonds have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) since the offering in Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Any transfer of the global bonds is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law.

Singapore: This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds may not be circulated or distributed, nor may the global bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the global bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland: The offer and sale of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in the global bonds described herein. The global bonds may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the offer of the global bonds or the global bonds constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this pricing supplement nor any other offering or marketing material relating to the offer of the global bonds or the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Brazil: The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Dra. Adriana Queiroz de Carvalho, the Procuradora-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury and by Arnold & Porter LLP, New York, New York, United States counsel to Brazil, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, and Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Attorney General of the National Treasury (or such other Attorney of the National Treasury), and Sullivan & Cromwell LLP may rely on the opinion of Pinheiro Neto Advogados. As to all matters of United States law, the Attorney General of the National Treasury (or such other Attorney of the National Treasury) may rely on the opinion of Arnold & Porter LLP, and Pinheiro Neto Advogados may rely on the opinion of Sullivan & Cromwell LLP. Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon her authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Guido Mantega, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Listing Agent

Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market. The Luxembourg listing agent is The Bank of New York Mellon (Luxembourg) S.A., Vertigo Building-Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the fiscal agent and paying agents.

Where You Can Find More Information

Brazil has filed its annual report for 2012 on Form 18-K with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings (except for certain exhibits) are also available to the public from the SEC’s website at http://www.sec.gov.

The annual report for 2012 on Form 18-K, each additional amendment to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the listing agent in Luxembourg.

Information on Brazil

For so long as any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained free of charge at the office of the listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 098735658; ISIN: US105756BV13; CUSIP No.: 105756 BV1).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$10,000,000,000

Debt Securities

Warrants

Brazil may offer up to $10,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Brazil has provided you only the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 1, 2012.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2010; and

•	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2010 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Brazil and a fiscal agent. The prospectus supplement that relates to your series of debt securities will identify the fiscal agent and any other paying agent that Brazil has appointed for your series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;
•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

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whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”);

•	whether the debt securities will be designated “Arbitration Clause A Securities” (as described under “Arbitration and Enforceability”); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Brazil and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, general and unconditional obligations of Brazil. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The debt securities of any series will rank at least equally in right of payment with all other existing and future payment obligations relating to External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent upon surrender of the debt securities. Unless otherwise specified in the applicable prospectus supplement, the interest on the debt securities will be payable in U.S. dollars when due by check mailed to the registered holders of the debt securities on the related record date at their registered addresses.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Security Interest in any of its present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

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the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

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Security Interests created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Security Interests, provided, however, that any renewal or refinancing of any those Security Interests secures only the renewal or extension of the original secured financing;

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Security Interests created or contemplated under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan and explanatory communications relating to the 1992 Financing Plan and implementing documentation for the 1992 Financing Plan, including Security Interests to secure obligations under the Collateralized Bonds;

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Security Interests securing Public External Indebtedness of the Republic issued upon surrender or cancellation of any of the Collateralized Bonds or the principal amount of any Indebtedness of the Republic outstanding as of April 14, 1994, in each case, to the extent those Security Interests are created to secure that Public External Indebtedness on a basis comparable to the Collateralized Bonds;

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Security Interests securing Public External Indebtedness incurred or assumed by the Republic in connection with a Project Financing, provided, that the property over which those Security Interests are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness which

•	is issued by the Republic in exchange for secured debt of Brazilian public sector bodies (other than Brazil), and;

•	is in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency); and

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Security Interests securing Public External Indebtedness incurred or assumed by the Republic to finance or refinance the acquisition of the assets in which those Security Interests have been created or permitted to subsist.

Definitions

“1992 Financing Plan” means the Federative Republic of Brazil 1992 Financing Plan dated December 29, 1992 sent to the international banking community with the communication dated December 29, 1992 from the Minister of Finance of Brazil.

“Collateralized Bonds” means the collateralized bonds issued under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan.

“External Indebtedness” means any Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured, unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

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are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

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have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced.

“Security Interest” means any lien, pledge, mortgage, security interest or other encumbrance.

Default

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of or interest on any debt securities of any series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(c) an acceleration of any aggregate principal amount of Public External Indebtedness of Brazil, which exceeds $25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under this Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial or repudiation by Brazil of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described above occurs, each holder of debt securities of any series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable; however, if an event of default described in clause (b), (c) or (d) above occurs (unless an event of default described in clause (a), (e) or (f) occurs at the time of receipt of the notice declaring the debt securities of that series due and payable), then any notice declaring the debt securities of that series due and payable becomes effective only when the fiscal agent has received these notices from holders of at least 10% in principal amount of all debt securities of that series then outstanding. Debt securities held directly by Brazil or on its behalf shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

If an event of default described in clause (a), (e) or (f) above ceases to continue, then each holder of debt securities of that series, which has declared its debt securities immediately due and payable, may rescind and annul this declaration. If an event of default described in clause (b), (c) or (d) above ceases to continue and no event of default described in clause (a), (e) or (f) above has occurred and is continuing, then all of the declarations that the debt securities are immediately due and payable may be rescinded and annulled by the affirmative vote of the holders of that series as provided under the heading “Meetings and Amendments” below.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent,

waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Brazil may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by Brazil. If an event of default occurs and Brazil or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	except in the case of any series of debt securities that has been designated Collective Action Securities, debt securities held directly by Brazil or on its behalf.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities shall constitute a quorum.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at a reconvening of a previously adjourned meeting, this meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting, except as described below.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Brazil or the holders of the debt securities of a series called the meeting, however, then Brazil or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Brazil and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

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the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) if both Brazil and the fiscal agent agree, they may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series.

The written consent or affirmative vote of the holder of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable;

•	change Brazil’s obligation to pay additional amounts under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

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amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Brazil will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Brazil or any authority of or within Brazil having power to tax (together, “Taxes”), unless that withholding or deduction is required by law. In that event, Brazil shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had that withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

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to a holder (or a third party on behalf of a holder) where that holder is liable to pay those Taxes in respect of any debt security by reason of that holder’s having some connection with Brazil other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security;

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presented for payment more than 30 days after the Relevant Date (see below) except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period; or

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to the extent that the Taxes to which those additional amounts relate would not have been imposed but for the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence or connection with Brazil or any political subdivision or taxing authority of or in Brazil (other than a requirement that has the effect of disclosing the nationality, residence or identity of a beneficial owner of that debt security to Brazil, any paying agency or any governmental authority), of that holder or beneficial owner, as a precondition to exemption from those Taxes.

The term “Relevant Date” in respect of any debt security means the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

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if the full amount of the money payable has not been received by the fiscal agent on or prior to that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;
•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Brazil may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Such Collective Action Securities may be designated “Type A” or “Type B” or have no designation as to “Type”. This designation as to “Type” is only relevant for determining the threshold for approving certain reserved matters, as described more fully under “—Amendments and Waivers” below.

Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

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permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Brazil is not permitted to redeem the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change Brazil’s obligation to pay any additional amounts under the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

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change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities—Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Brazil refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

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amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding,” except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities—Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•

whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, the warrant agreement, the debt securities and the warrants will be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to any conflicts-of-laws principles that would require the application of the laws of a jurisdiction other than the State of New York. The laws of Brazil will govern all matters concerning authorization and execution of the securities by Brazil.

ARBITRATION AND ENFORCEABILITY

The following description shall apply to any series of debt securities that have been designated “Arbitration Clause A Securities”:

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim arising out of or relating to the securities, including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil arising out of or relating to the securities unless the holder elects to bring a claim in a competent court in Brazil as may be permitted by the terms of the securities.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration, it will not raise any defense that it could not raise but for the fact that it is a sovereign state. In the United States, realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of obtaining judicial acceptance of any arbitral award pursuant to the securities in the Superior Court of Justice in Brazil, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action or proceeding in any jurisdiction other than in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the Superior Court of Justice may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil or by any other means permissible under the laws of Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law), it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 730 et seq. of the Brazilian Civil Procedure Code, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, a holder of any security may institute legal proceedings against Brazil in a competent court in Brazil, and Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

The following description shall apply to any series of debt securities that have not been designated “Arbitration Clause A Securities”:

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws), including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws) unless such holder elects to bring such claim in an action in Brazil.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration or related legal proceedings for the conversion of an arbitral award into a judgment, it will not raise any defense that it could not raise but for the fact that it is a sovereign state and has consented to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the sole purpose of converting into a judgment an arbitral award rendered against Brazil in New York. Realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not otherwise consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of converting an arbitral award into a judgment, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action other than its immunity from jurisdiction in an action to recognize an arbitral award or in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the United States District Court for the Southern District of New York may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law) other than in the limited circumstances described above in connection with an action for the judicial recognition of an arbitral award, it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice of Brazil. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 730 et seq. of the Brazilian Civil Procedure Code, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, a holder of any security may institute legal proceedings against Brazil in the federal courts of Brazil, and Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute these securities on a firm commitment basis. In this case, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with the Financial Industry Regulatory Authority (“FINRA”) guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Arnold & Porter LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

THE ISSUER The Federative Republic of Brazil Ministry of Finance Secretaria do Tesouro Nacional Esplanada dos Ministérios Brasília, DF Brazil

FISCAL AGENT The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, New York 10286 United States	LUXEMBOURG PAYING AGENT AND TRANSFER AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law: Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States	To the underwriters, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Brazil, as to Brazilian law: Dra. Adriana Queiroz de Carvalho Procuradora-Geral da Fazenda Nacional Esplanada dos Ministérios Brasília, DF Brazil	To the underwriters, as to Brazilian law: Pinheiro Neto Advogados Rua Hungria, 1100 01455-000 São Paulo, São Paulo Brazil

LUXEMBOURG LISTING AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

U.S.$1,050,000,000

Federative Republic of Brazil

4.25% Global Bonds due 2025

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

BTG Pactual	Citigroup	Morgan Stanley

September 3, 2014